Exhibit 99.1

THE WENDY’S COMPANY REPORTS SECOND QUARTER 2017 RESULTS

North America same-restaurant sales increase 3.2% (+3.6% on a two-year basis);

18th consecutive quarter of positive same-restaurant sales

35 global restaurant openings

36% of global system now Image Activated

Company facilitates 294 “Buy and Flip” franchisee-to-franchisee restaurant transfers,

including DavCo-NPC transactions

Company provides updated 2017 outlook

Dublin, Ohio (August 9, 2017) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the second quarter ended July 2, 2017.

“After recording our 18th consecutive quarter of positive same-restaurant sales and as we continue to strengthen the Wendy’s® brand through new restaurant development and Image Activation, we are pleased with our progress and remain confident in our long-term targets,” President and Chief Executive Officer Todd Penegor said. “More than one-third of the global system is now Image Activated and we continue advancing towards our global expansion goals with 35 new restaurant openings during the second quarter and 68 openings year-to-date. We, along with our exceptional and dedicated franchisees across the globe, remain committed to delighting every customer and to our brand purpose of creating joy and opportunity through our food, family and community.”

Second Quarter 2017 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights

	Three Months Ended
	July 2, 2017	July 3, 2016
	(Unaudited)
North America Same-Restaurant Sales Growth(1)	3.2%	0.4%

Global Restaurant Openings
North America - Total / Net	10 / -11	12 / 2
International - Total / Net	25 / 24	7 / 6
Global Restaurant Openings - Total / Net	35 / 13	19 / 8

Global Systemwide Sales (In US$ Millions)(2)
North America	$2,521.2	$2,426.5
International(3)	$118.8	$103.5
Global Systemwide Sales	$2,640.0	$2,530.0

Operational Highlights (Continued)

	Three Months Ended
	July 2, 2017	July 3, 2016
	(Unaudited)
Global Systemwide Sales Growth(1)
North America	4.1%	1.8%
International(3)	16.4%	2.5%
Global Systemwide Sales Growth	4.6%	1.8%

(1)	Same-restaurant sales growth and systemwide sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants.
(2)	Systemwide sales include sales at both Company-operated and franchise restaurants. Sales by franchise restaurants are not recorded as Company revenues. However, the Company’s royalty revenues are computed as percentages of sales made by franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.
(3)	Excludes Venezuela.

Financial Highlights

•	Total revenues were $320.3 million in the second quarter of 2017, compared to $382.7 million in the second quarter of 2016. The 16.3 percent decrease resulted primarily from the ownership of 251 fewer Company-operated restaurants at the end of the second quarter 2017 compared to the beginning of the second quarter 2016, which resulted in fewer sales at Company-operated restaurants, partly offset by higher franchise royalty revenue and fees and franchise rental income.

•	Company-operated restaurant margin was 19.6 percent in the second quarter of 2017, compared to 21.9 percent in the second quarter of 2016. The 230 basis-point decrease was primarily the result of increased labor rates and higher commodity costs.

•	General and administrative expense was $51.3 million in the second quarter of 2017, compared to $61.1 million in the second quarter of 2016. The 16.1 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative, lower professional fees and legal reserves, and a year-over-year decrease in incentive compensation accruals.

•	Operating profit was $25.8 million in the second quarter of 2017, compared to $65.6 million in the second quarter of 2016. The 60.7 percent decrease resulted primarily from system optimization losses that were related to the DavCo-NPC transactions (see below for further information). Reorganization and realignment costs related to the G&A expense savings initiative also contributed to the year-over-year decrease in operating profit.

•	The Company reported a net loss of $1.8 million in the second quarter of 2017, compared to net income of $26.5 million in the second quarter of 2016. The year-over-year decrease resulted primarily from system optimization losses that were related to the DavCo-NPC transactions (see below for further information) and reorganization and realignment costs related to the G&A expense savings initiative.

•	Adjusted EBITDA was $116.1 million in the second quarter of 2017, compared to $102.5 million in the second quarter of 2016, despite the ownership of 251 fewer Company-operated restaurants at the end of the second quarter of 2017 compared to the beginning of the second quarter of 2016. Franchise fees driven by Buy and Flip activity also contributed to the 13.3 percent year-over-year increase in adjusted EBITDA.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 36.2 percent in the second quarter of 2017, compared to 26.8 percent in the second quarter of 2016. The 940 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	The Company recorded a reported diluted loss per share of $0.01 in the second quarter of 2017, compared to a reported diluted earnings per share of $0.10 in the second quarter of 2016.

•	Adjusted earnings per share were $0.15 in the second quarter of 2017, compared to $0.10 in the second quarter of 2016. The 50.0 percent increase resulted primarily from the items discussed above and reflects a 6.2 percent year-over-year reduction in the weighted average diluted shares outstanding.

•	Year-to-date cash flows from operations through the second quarter of 2017 were $120.6 million, compared to $105.8 million through the second quarter of 2016. The 14.0 percent increase was the result of an increase in net income adjusted for non-cash expenses and a favorable change in working capital.

•	Year-to-date capital expenditures through the second quarter of 2017 were $32.1 million, compared to $68.5 million through the second quarter of 2016.

•	Year-to-date free cash flow (cash flows from operations minus capital expenditures) through the second quarter of 2017 was $88.5 million, compared to $37.3 million through the second quarter of 2016. The 137.2 percent increase resulted primarily from a year-over-year decrease in capital expenditures, in addition to the items discussed above.

Image Activation

Image Activation, which includes reimaging existing restaurants and building new restaurants, remains an integral part of our global growth strategy. With 36 percent of the global system featuring the new image, the Company and its franchisees continue to expect that approximately 42 percent of the global system will be image activated by the end of 2017. The Company is reiterating its 2017 net new unit growth expectations of approximately 1 percent in North America and raising its International expectations from approximately 12.5 percent to approximately 14 percent.

The Company continues to facilitate franchisee-to-franchisee restaurant transfers (“Buy and Flips”) to ensure that restaurants are operated by well-capitalized franchisees that are committed to long-term growth. In addition, Buy and Flips also contribute to the Company’s improved quality of earnings by generating franchise fees and net rental income. During the second quarter, the Company facilitated 294 Buy and Flips, which includes the DavCo-NPC transactions, and expects to complete approximately 475 in 2017.

DavCo-NPC transactions

As previously announced on June 1, 2017, the Company successfully completed a series of transactions of strategic importance. Under the transactions, the Company acquired 140 restaurants in the Maryland, Virginia, and Washington, D.C. markets from DavCo Restaurants, LLC (“DavCo”), which were immediately sold to NPC International, Inc. (“NPC”). The Company did not operate the restaurants prior to the disposition to NPC. As part of the transaction, NPC has agreed to remodel 90 restaurants by the end of 2021 and build 15 new restaurants by the end of 2022. Prior to the closing of the transactions, seven restaurants in these markets were closed. The acquisition of Wendy’s restaurants from DavCo was not contingent on executing the sale agreement with NPC; as such, the Company accounted for the transactions as an acquisition and subsequent disposition of a business. Due to the unique nature of the transactions, the Company incurred a total pre-tax loss of $43.1 million and a net cash outflow, exclusive of franchise fees received, of $17.8 million in the second quarter.

“NPC is a great franchise partner and best-in-class operator. We are excited about NPC’s commitment to help these important growth markets reach their full potential through aggressive reimaging, building new restaurants, implementing key in-restaurant technology, and starting to participate in national programs such as the 50¢ Frosty®,” Penegor said.

Company provides update regarding G&A expense savings initiative

During the second quarter, the Company commenced its previously announced G&A expense savings initiative in order to further reduce G&A expense to approximately 1.5 percent of global systemwide sales by 2020. The Company recognized costs totaling $17.2 million during the second quarter, which primarily included severance and related employee costs and share-based compensation. The Company did not incur significant cash expenditures in the second quarter, but expects cash expenditures to begin in the second half of 2017. The Company expects to incur total costs aggregating approximately $28 million to $33 million, of which $23 million to $27 million will be cash expenditures.

Company repurchases 2.3 million shares for $34.6 million in second quarter

The Company repurchased 2.3 million shares for $34.6 million in the second quarter at an average price of $15.11 per share. As of the end of the quarter, the Company had approximately $98 million remaining on its existing $150 million share repurchase authorization, which expires March 4, 2018.

2017 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs and system optimization gains, net. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

During 2017, the Company now expects:

•	Commodity cost inflation of approximately 3 to 4 percent compared to 2016.

•	Company-operated restaurant margin of approximately 18.0 to 18.5 percent.

•	Net franchise rental income of approximately $100 to $105 million.

•	Adjusted EBITDA of approximately $404 to $410 million, an increase of approximately 3 to 5 percent compared to 2016.

•	Interest expense of approximately $115 to $120 million.

•	Depreciation and amortization expense of approximately $120 to $125 million, including accelerated depreciation of approximately $1 million.

In addition, the Company continues to expect:

•	Same-restaurant sales growth of approximately 2 to 3 percent for the North America system.

•	Labor inflation of approximately 4 percent.

•	General and administrative expense at the low end of its previously issued range of approximately $210 to $220 million.

•	An adjusted tax rate of approximately 32 to 34 percent.

•	Adjusted earnings per share of approximately $0.45 to $0.47, an increase of approximately 13 percent to 18 percent compared to 2016.

•	Cash flows from operations of approximately $240 to $275 million.

•	Capital expenditures of approximately $80 to $90 million.

•	Free cash flow of approximately $160 to $185 million.

Company on track to achieve 2020 goals

The Company continues to expect to achieve the following goals by the end of 2020:

•	Global systemwide sales (in constant currency and excluding Venezuela) of ~$12 billion.

•	Global restaurant count of ~7,500.

•	Global Image Activation of at least 70 percent.

•	Adjusted EBITDA margin of 38 to 40 percent.

•	Free cash flow of ~$275 million (capital expenditures of ~$65 million).

Conference call and webcast scheduled for 9:00 a.m. today, August 9

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”) and the Company’s stated 2020 goals. Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;

(10)	the effects of negative publicity that can occur from increased use of social media;

(11)	the availability of suitable locations and terms for the development of new restaurants;

(12)	risks associated with the Image Activation program;

(13)	adoption of new, or changes in, laws, regulations or accounting standards (including the amended guidance for revenue recognition that will become effect for fiscal 2018 and the new guidance on leases that will become effective for fiscal 2019), policies and practices;

(14)	changes in debt, equity and securities markets;

(15)	goodwill and long-lived asset impairments;

(16)	changes in interest rates;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, including the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(19)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(20)	risks associated with the amount and timing of share repurchases under the $150 million share repurchase program approved by the Board of Directors; and

(21)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales. Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and adjusted earnings per share are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key business measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales and systemwide sales, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance. Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen.

Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director - Investor Relations

(614) 764-8478; peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director - Corporate Communications

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six Month Periods Ended July 2, 2017 and July 3, 2016

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	2017	2016 (a)	2017	2016 (a)
Revenues:
Sales	$160,859	$259,235	$309,071	$518,567
Franchise royalty revenue and fees	112,548	88,952	207,238	177,847
Franchise rental income	46,935	34,531	89,852	65,091

	320,342	382,718	606,161	761,505

Costs and expenses:
Cost of sales	129,360	202,554	252,767	417,290
Franchise rental expense	21,897	17,493	40,765	32,150
General and administrative	51,280	61,124	103,730	125,770
Depreciation and amortization	31,309	30,749	60,474	63,094
System optimization losses (gains), net	41,050	(1,924)	39,643	(10,350)
Reorganization and realignment costs	17,699	2,487	17,880	5,737
Impairment of long-lived assets	253	5,525	763	12,630
Other operating expense (income), net	1,700	(938)	3,625	(14,293)

	294,548	317,070	519,647	632,028

Operating profit	25,794	65,648	86,514	129,477
Interest expense	(28,935)	(28,643)	(57,910)	(56,752)
Other income, net	2,844	276	3,233	538

(Loss) income before income taxes	(297)	37,281	31,837	73,263
Provision for income taxes	(1,548)	(10,801)	(11,341)	(21,420)

Net (loss) income	$(1,845)	$26,480	$20,496	$51,843

Basic and diluted net (loss) income per share	$(.01)	$.10	$.08	$.19

Number of shares used to calculate basic (loss) income per share	245,261	265,915	245,933	268,065

Number of shares used to calculate diluted (loss) income per share	245,261	270,265	253,896	272,507

(a)	2016 condensed consolidated statements of operations reflect reclassifications to conform to the current year presentation.

The Wendy’s Company and Subsidiaries

Condensed Consolidated Balance Sheets

As of July 2, 2017 and January 1, 2017

(In Thousands Except Per Share Amounts)

(Unaudited)

	July 2, 2017	January 1, 2017 (a)
ASSETS
Current assets:
Cash and cash equivalents	$204,543	$198,240
Restricted cash	39,144	57,612
Accounts and notes receivable, net	106,649	98,825
Inventories	2,922	2,851
Prepaid expenses and other current assets	27,438	19,244
Advertising funds restricted assets	60,227	75,760

Total current assets	440,923	452,532
Properties	1,254,750	1,192,339
Goodwill	742,407	741,410
Other intangible assets	1,338,645	1,322,531
Investments	56,999	56,981
Net investment in direct financing leases	213,069	123,604
Other assets	61,870	49,917

Total assets	$4,108,663	$3,939,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$28,988	$24,652
Accounts payable	23,963	27,635
Accrued expenses and other current liabilities	116,352	102,034
Advertising funds restricted liabilities	60,227	75,760

Total current liabilities	229,530	230,081
Long-term debt	2,699,760	2,487,630
Deferred income taxes	415,479	446,513
Other liabilities	276,845	247,354

Total liabilities	3,621,614	3,411,578
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 244,313 and 246,574 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,882,494	2,878,589
Accumulated deficit	(302,939)	(290,857)
Common stock held in treasury, at cost; 226,111 and 223,850 shares, respectively	(2,085,301)	(2,043,797)
Accumulated other comprehensive loss	(54,247)	(63,241)

Total stockholders’ equity	487,049	527,736

Total liabilities and stockholders’ equity	$4,108,663	$3,939,314

(a)	January 1, 2017 condensed consolidated balance sheet reflects reclassifications to conform to the current year presentation.

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Six Month Periods Ended July 2, 2017 and July 3, 2016

(In Thousands)

(Unaudited)

	Six Months Ended
	2017	2016
Cash flows from operating activities:
Net income	$20,496	$51,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,474	64,694
Share-based compensation	11,372	9,925
Impairment of long-lived assets	763	12,630
Deferred income tax	(2,496)	(10,353)
Non-cash rental income, net	(5,286)	(2,561)
Net receipt of deferred vendor incentives	7,077	8,230
System optimization losses (gains), net	39,643	(10,350)
Gain on sale of investments, net	(2,553)	—
Distributions received from TimWen joint venture	5,524	5,786
Equity in earnings in joint ventures, net	(3,786)	(4,275)
Accretion of long-term debt	617	608
Amortization of deferred financing costs	3,974	3,769
Reclassification of unrealized losses on cash flow hedges	1,447	1,447
Other, net	3,552	1,731
Changes in operating assets and liabilities:
Restricted cash	44	135
Accounts and notes receivable, net	(9,557)	(26,956)
Inventories	(71)	148
Prepaid expenses and other current assets	(2,116)	(4,638)
Accounts payable	(4,484)	(1,884)
Accrued expenses and other current liabilities	(4,051)	5,867

Net cash provided by operating activities	120,583	105,796

Cash flows from investing activities:
Capital expenditures	(32,117)	(68,495)
Acquisitions	(86,788)	(2,209)
Dispositions	77,980	45,078
Proceeds from sale of investments	3,282	—
Payments for investments	(375)	(113)
Notes receivable, net	(2,225)	(3,439)
Changes in restricted cash	18,711	7,040
Other, net	—	(17)

Net cash used in investing activities	(21,532)	(22,155)

Cash flows from financing activities:
Repayments of long-term debt	(13,646)	(12,651)
Deferred financing costs	(740)	(867)
Repurchases of common stock	(50,527)	(108,057)
Dividends	(34,447)	(32,152)
Proceeds from stock option exercises	6,385	6,696
Payments related to tax withholding for share-based compensation	(2,956)	(3,064)

Net cash used in financing activities	(95,931)	(150,095)

Net cash provided by (used in) operations before effect of exchange rate changes on cash	3,120	(66,454)
Effect of exchange rate changes on cash	3,183	5,418

Net increase (decrease) in cash and cash equivalents	6,303	(61,036)
Cash and cash equivalents at beginning of period	198,240	327,216

Cash and cash equivalents at end of period	$204,543	$266,180

The Wendy’s Company and Subsidiaries

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	2017	2016	2017	2016
Net (loss) income	$(1,845)	$26,480	$20,496	$51,843
Provision for income taxes	1,548	10,801	11,341	21,420

(Loss) income before income taxes	(297)	37,281	31,837	73,263
Other income, net	(2,844)	(276)	(3,233)	(538)
Interest expense	28,935	28,643	57,910	56,752

Operating profit	25,794	65,648	86,514	129,477
Plus (less):
Depreciation and amortization	31,309	30,749	60,474	63,094
System optimization losses (gains), net	41,050	(1,924)	39,643	(10,350)
Reorganization and realignment costs	17,699	2,487	17,880	5,737
Impairment of long-lived assets	253	5,525	763	12,630

Adjusted EBITDA	$116,105	$102,485	$205,274	$200,588

Adjusted EBITDA margin	36.2%	26.8%	33.9%	26.3%

The Wendy’s Company and Subsidiaries

Reconciliation of Net (Loss) Income and Diluted (Loss) Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	2017 (a)	2016	2017	2016
Net (loss) income	$(1,845)	$26,480	$20,496	$51,843

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	(2)	1,393	447	3,215
System optimization losses (gains), net	41,050	(1,924)	39,643	(10,350)
Reorganization and realignment costs	17,699	2,487	17,880	5,737
Impairment of long-lived assets	253	5,525	763	12,630

Total adjustments	59,000	7,481	58,733	11,232
Income tax impact on adjustments (b)	(20,002)	(7,015)	(20,036)	(6,840)

Total adjustments, net of income taxes	38,998	466	38,697	4,392

Adjusted income	$37,153	$26,946	$59,193	$56,235

Diluted (loss) earnings per share	$(.01)	$.10	$.08	$.19
Total adjustments per share, net of income taxes	.16	.00	.15	.02

Adjusted earnings per share	$.15	$.10	$.23	$.21

Reported number of shares used to calculate diluted (loss) income per share	245,261	270,265	253,896	272,507
Plus: Dilutive effect of stock options and restricted shares	8,292	—	—	—

Adjusted number of shares used to calculate adjusted earnings per share	253,553	270,265	253,896	272,507

(a)	Adjusted earnings per share for the second quarter of 2017 includes the dilutive effect of stock options and restricted shares, which were excluded from the reported number of shares used to calculate diluted loss per share, as the impact would have been anti-dilutive. Included above is a reconciliation of the number of shares used to calculate adjusted earnings per share amounts.
(b)	The (benefit from) provision for income taxes on “System optimization losses (gains), net” was $(13,013) and $(3,372) for the three months ended July 2, 2017 and July 3, 2016, respectively, and $(12,606) and $1,490 for the six months ended July 2, 2017 and July 3, 2016, respectively. The (benefit from) provision for income taxes on “System optimization losses (gains), net” includes the impact of non-deductible goodwill disposed of in connection with our system optimization initiative, adjustments related to prior year tax matters, changes to state deferred taxes and changes to valuation allowances on state net operating loss carryforwards. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 38.94% and 38.92% for the three and six months ended July 2, 2017, respectively, and 38.70% and 38.60% for the three and six months ended July 3, 2016, respectively.